EXHIBIT 99.1
Reading International Announces 3rd Quarter 2007 Results

•	Revenue from continuing operations for the quarter was up 33.9% over the 2006 quarter, to $32.6 million

Los Angeles, California, - (PR NEWSWIRE) –November 09, 2007 – Reading International, Inc. (AMEX: RDI) announced today results for its quarter and nine months ended September 30, 2007.

Third Quarter 2007 Highlights

Our year-to-year results of operations were principally impacted by the following:

•	the sale of our 50% share of the cinemas at Whangaparaoa, Takapuna and Mission Bay, New Zealand formerly part of the Berkeley Cinemas Group effective August 28, 2006;

•	the acquisition in February 2007, of the long-term ground lease interest underlying our Tower Theater in Sacramento, California (the principal art cinema in Sacramento);

•
through September 30, 2007, the sale of all of the residential units comprising our Place 57 residential condominium tower in Manhattan, in which we own a 25% interest.  There was 1 unit closed in the 2007 quarter compared to 36 in the 2006 quarter; and

•
the increase in the value of the Australian and New Zealand dollars vis-à-vis the US dollar from $0.7461 and $0.6530, respectively, as of September 30, 2006 to $0.8855 and $0.7568, respectively, as of September 30, 2007.

which resulted in:

•	revenue growth of $8.2 million or 33.9% to $32.6 million, compared to $24.3 million in the 2006 quarter;

•	net income of $870,000 in the 2007 quarter compared to $6.1 million in the 2006 quarter; and

•	EBITDA (1) of $6.6 million in the 2007 quarter compared to $11.8 million in the 2006-quarter, a decrease of $5.2 million or 44.4%.

Third Quarter 2007 Discussion

Revenue from continuing operations increased from $24.3 million in the 2006 quarter to $32.6 million in 2007, a 33.9 % increase.  The cinema revenue increase of $7.3 million was due to Australia ($5.3 million higher than last year) and New Zealand ($2.0 million higher than last year).  The top 3 grossing films in our circuit worldwide were“The Simpson Movie”; “Pirates of the Caribbean: At World’s End”; and “Shrek the Third” which among them accounted for approximately 18.8% of our cinema box office revenue.  The increase in real estate revenue of $936,000 was primarily from Australia and New Zealand with the USA operations down due to lower live theater rentals.

As a percent of revenue, operating expense, at 71.4% in the 2007 quarter was lower than the 75.0% of the 2006 quarter, continuing the trend this year.  The primary drivers for this continue to be a better expense/revenue mix on higher realized revenues and on-going expense control in all geographic areas.

Depreciation and amortization decreased by $468,000 or 13.8%, from $3.4 million in the 2006 quarter, to $2.9 million in the 2007 quarter, as a result of several Australian cinema assets reaching the end of their depreciable lives.

General and administrative expense increased by $828,000 or 27.0%, from $3.0 million to $3.9 million in the 2007 quarter.  This increase was primarily due to increased salary expense primarily from our newly appointed Chief Operating Officer; legal and professional fees associated principally with our real estate acquisition and investment activities; and to our newly adopted Supplemental Executive Retirement Plan.

Net interest expense increased by $502,000 or 28.4% for the 2007 quarter compared to last year, primarily related to higher outstanding loan balances during the 2007 quarter compared to the 2006 quarter.

Other income decreased by $4.2 million for the 2007 quarter compared to last year.  This decrease in other income was primarily related to our Place 57 project.  There was 1 unit closed in the 2007 quarter compared to 36 in the 2006 quarter as the project has now sold all of its apartment units.  The lone retail unit has not yet been sold.

In the 2006 quarter we recorded a gain on the sale of our 50% share of the cinemas at Whangaparaoa, Takapuna and Mission Bay, New Zealand formerly part of the Berkeley Cinemas Group joint venture.

As a result of the above, we reported a net income of $870,000 for the 2007 quarter compared to a net income of $6.1 million in the 2006 quarter.

Our EBITDA (1) at $6.6 million for the 2007 quarter was $5.2 million lower than the 2006 quarter of $11.8 million, driven by the 2006 gain on sale of our 50% ownership in the New Zealand joint venture ($3.4 million) as discussed above, and by the reduction in other income ($4.3 million), which was itself driven by fewer Place 57 units closed in the 2007 quarter; and offset by better operating margins (approximately $2.5 million);

Nine Months 2007 Summary

Revenue from continuing operations increased by 18.1% or $13.9 million, to $90.7 million in the nine months of 2007 compared to 2006.  This increase was driven by strong circuit showings of “Shrek the Third”; “Harry Potter and the Order of the Phoenix”; and “Pirates of the Caribbean: At World’s End”, which accounted for 13.4% of our cinema box office revenue.  Of the total cinema revenue, the US accounted for $940,000 of the increase, Australia $7.4 million of the increase and New Zealand $3.1 million.  The real estate revenue increase of $2.5 million came predominantly from our Australia real estate ($2.3 million) where the rent from the Newmarket shopping center retail component added approximately $1.7  million.

As a percent of revenue, operating expense, at 71.9% in the 2007 nine months was lower than the 74.7% of the 2006 nine months.  The primary drivers for this, as in prior quarters were a better expense/revenue mix on higher realized revenues and continued expense control in all geographic areas.

Depreciation and amortization decreased by $1.0 million to $8.9 million in 2007 from $10.0 million in 2006, driven primarily by several Australian cinema assets reaching the end of their depreciable lives.

General and administrative expense increased by $1.9 million in the 2007 Nine Months compared to the 2006 Nine Months.  The 2007 increases were primarily related to increased corporate compensation expense related to the granting of 70,000 fully vested options to our directors coupled with an increase in director fees; to compensation for our newly appointed Chief Operating Officer; legal and professional fees associated principally with our real estate acquisition and investment activities; and to our newly adopted Supplemental Executive Retirement Plan

Net interest expense increased by $908,000 for the 2007 Nine Months, compared to last year primarily related to higher outstanding loan balances during 2007 compared to 2006.

Other income decreased by approximately $3.1 million for the 2007 nine months compared to last year.  This decrease in other income was primarily related to our Place 57 project, with fewer units closed in the 2007 nine months compared to the 2006 nine months, due to the completion of sales of all apartment units in July 2007.

During the nine months ended September 30, 2007, upon the fulfillment of our commitment, we recorded the release of a deferred gain on the sale of a discontinued operation of $1.9 million associated with a previously sold property.

In the 2006 nine months we recorded a gain on the sale of our 50% share of the cinemas at Whangaparaoa, Takapuna and Mission Bay, New Zealand formerly part of the Berkeley Cinemas Group joint venture.

As a result we reported a net income of $1.8 million for the 2007 nine months compared to $2.7 million in the 2006 nine months.

 Our EBITDA (1) at $18.2 million for the 2007 nine months was $755,000 lower than the 2006 nine months of $19.0 million, primarily driven by the 2006 gain on sale of our 50% ownership in the New Zealand joint venture ($3.4 million) as discussed above, and by the reduction in 2007 of our other income due to the Place 57 project (approximately $3.3 million) and offset by better operating margins (approximately $4.2 million); and the gain on sale of a discontinued operation ($1.9 million).

Balance Sheet

Our total assets at September 30, 2007 were $346.8 million compared to $289.2 million at December 31, 2006.  The currency exchange rates for Australia and New Zealand as of September 30, 2007 were $0.8855 and $0.7568, respectively, and as of December 31, 2006, these rates were $0.7884 and $0.7046, respectively.  As a result, currency had a positive effect on the balance sheet at September 30, 2007 compared to December 31, 2006.

Our cash position at September 30, 2007 was $27.2 million compared to $11.0 million at December 31, 2006.

In addition, as we have negotiated an extention of our Australian Corporate Credit Facility (see Subsequent Events below), we have approximately $8.9 million (AUS$10.0 million) in undrawn funds from this facility and $43.0 million (NZ$56.8 million) under our New Zealand Line of Credit, to meet our anticipated short-term working capital requirements.

Our positive working capital at September 30, 2007 was $10.1 million compared to a negative working capital of $7.0 million at December 31, 2006.  Negative working capital is typical in the cinema industry, due to the lag time between the collection of box office and concession receipts and the payment of film distributors and vendors.

Requiring estimated funding of approximately $500.0 million, our development in Burwood, Australia will clearly not be funded from normal working capital even in a phased approach.  We have approached several financing sources who have already given a high-level, favorable response to this funding.  However, we continue to investigate all options available to us including debt financing, equity financing, and joint venture partnering to achieve the optimal financing structure for this most significant development.

Stockholders’ equity was $123.5 million at September 30, 2007 compared to $107.7 at December 31, 2006.

Subsequent Events

Acquisition of Pacific Theatres Owned Cinemas

On October 8, 2007, we entered into agreements to acquire leasehold interests in 15 cinemas currently owned by Pacific Theatres Exhibition Corp. and its affiliates.  The cinemas, which are located in the United States, contain 181 screens with annual revenue of approximately $81.0 million.  The aggregate purchase price of the cinemas and related assets is $72.0 million.

The acquisition will be made through a wholly owned subsidiary of RDI and will be financed principally by a combination of debt financing which has been contingently committed by GE Capital Corporation and seller financing.  Our obligation to complete the acquisition is conditioned upon its receipt of funds described in the financing commitment, and RDI has agreed to pay the sellers a termination fee if the acquisition is not completed under certain circumstances.  The completion of the acquisition is also subject to customary closing conditions and is expected to be completed with the timing dependent on a number of factors, before year-end.

Australia Corporate Credit Facility

In October 2007, our Australia Corporate Credit Facility was increased from $88.6 million (AUS$100.0 million) to $97.4 million (AUS$110.0 million).

About Reading International, Inc.

Reading International (http://www.readingrdi.com) is in the business of owning and operating cinemas and developing, owning and operating real estate assets.  Our business consists primarily of:

•	the development, ownership and operation of multiplex cinemas in the United States, Australia and New Zealand; and

•
the development, ownership, and operation of retail and commercial real estate in Australia, New Zealand, and the United States, including entertainment-themed retail centers (“ETRC”) in Australia and New Zealand and live theater assets in Manhattan and Chicago in the United States.

Reading manages its worldwide cinema business under various different brands:

•	in the United States, under the

o	Reading brand,

o	Angelika Film Center brand (http://angelikafilmcenter.com/), and

o	City Cinemas brand (http://citycinemas.moviefone.com/);

•	in Australia, under the Reading brand (http://www.readingcinemas.com.au/);

•	in New Zealand, under the

o	Reading (http://www.readingcinemas.co.nz),

o	Rialto (http://www.rialto.co.nz), and

o	Berkeley Cinemas (http://www.berkeleycinemas.co.nz/) brands.

Our statements in this press release contain a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995.  Forward-looking statements reflect only our expectations regarding future events and operating performance and necessarily speak only as of the date the information was prepared.  No guarantees can be given that our expectation will in fact be realized, in whole or in part.  You can recognize these statements by our use of words such as, by way of example, “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.

These forward-looking statements reflect our expectation after having considered a variety of risks and uncertainties.  However, they are necessarily the product of internal discussion and do not necessarily completely reflect the views of individual members of our Board of Directors or of our management team.  Individual Board members and individual members of our management team may have different view as to the risks and uncertainties involved, and may have different views as to future events or our operating performance.

Among the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements are the following:

•	With respect to our cinema operations:

o	The number and attractiveness to movie goers of the films released in future periods;

o	The amount of money spent by film distributors to promote their motion pictures;

o	The licensing fees and terms required by film distributors from motion picture exhibitors in order to exhibit their films;

o
The comparative attractiveness of motion pictures as a source of entertainment and willingness and/or ability of consumers (i) to spend their dollars on entertainment and (ii) to spend their entertainment dollars on movies in an outside the home environment; and

o
The extent to which we encounter competition from other cinema exhibitors, from other sources of outside of the home entertainment, and from inside the home entertainment options, such as “home theaters” and competitive film product distribution technology such as, by way of example, cable, satellite broadcast, DVD and VHS rentals and sales, and so called “movies on demand;”

•	With respect to our real estate development and operation activities:

o	The rental rates and capitalization rates applicable to the markets in which we operate and the quality of properties that we own;

o	The extent to which we can obtain on a timely basis the various land use approvals and entitlements needed to develop our properties;

o	The availability and cost of labor and materials;

o	Competition for development sites and tenants; and

o	The extent to which our cinemas can continue to serve as an anchor tenant which will, in turn, be influenced by the same factors as will influence generally the results of our cinema operations;

•
With respect to our operations generally as an international company involved in both the development and operation of cinemas and the development and operation of real estate; and previously engaged for many years in the railroad business in the United States:

o	Our ongoing access to borrowed funds and capital and the interest that must be paid on that debt and the returns that must be paid on such capital;

o	The relative values of the currency used in the countries in which we operate;

o	Changes in government regulation, including by way of example, the costs resulting from the implementation of the requirements of Sarbanes Oxley;

o	Our labor relations and costs of labor (including future government requirements with respect to pension liabilities, disability insurance and health coverage, and vacations and leave);

o
 Our exposure from time to time to legal claims and to uninsurable risks such as those related to our historic railroad operations, including potential environmental claims and health related claims relating to alleged exposure to asbestos or other substances now or in the future recognized as being possible causes of cancer or other health related problems;

o	Changes in future effective tax rates and the results of currently ongoing and future potential audits by taxing authorities having jurisdiction over our various companies; and

o	Changes in applicable accounting policies and practices.

The above list is not necessarily exhaustive, as business is by definition unpredictable and risky, and subject to influence by numerous factors outside of our control such as changes in government regulation or policy, competition, interest rates, supply, technological innovation, changes in consumer taste and fancy, weather, and the extent to which consumers in our markets have the economic wherewithal to spend money on beyond-the-home entertainment.

Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation, it naturally follows that no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct.  Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform either when considered in isolation or when compared to other securities or investment opportunities.

Finally, please understand that we undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.  Accordingly, you should always note the date to which our forward-looking statements speak.

Additionally, certain of the presentations included in this press release may contain “pro forma” information or “non-US GAAP financial measures.”  In such case, a reconciliation of this information to our US GAAP financial statements will be made available in connection with such statements.

For more information, contact:

Andrzej Matyczynski, Chief Financial Officer
Reading International, Inc.  (213) 235-2240

[TABLES FOLLOW]

Reading International, Inc. and Subsidiaries
Supplemental Data
Reconciliation of EBITDA to Net Income (Unaudited)
(dollars in thousands, except per share amounts)

Statements of Operations	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Revenue	$ 32,559	$ 24,318	$ 90,674	$ 76,797
Operating expense
Cinema/real estate	23,263	18,249	65,178	57,360
Depreciation and amortization	2,917	3,385	8,933	9,963
General and administrative	3,870	3,047	11,425	9,489

Operating income (loss)	2,509	(363)	5,138	(15)

Interest expense, net	(2,267)	(1,765)	(5,968)	(5,060)
Other income	1,291	5,472	2,876	5,992
Gain on sale of discontinued operations	--	--	1,912	--
Gain on sale of unconsolidated entity	--	3,442	--	3,442
Income tax expense	(501)	(540)	(1,443)	(1,222)
Minority interest expense	(162)	(153)	(657)	(425)

Net income	$ 870	$ 6,093	$ 1,858	$ 2,712

Basic earnings per share	$ 0.04	$ 0.27	$ 0.08	$ 0.12
Diluted earnings per share	$ 0.04	$ 0.27	$ 0.08	$ 0.12

EBITDA*	$6,555	$11,783	$ 18,202	$ 18,957

EBITDA* change	$(5,228)		$(755)

*
EBITDA presented above is net income adjusted for interest expense (net of interest income), income tax expense, depreciation and amortization expense, and an adjustment for discontinued operations (this includes interest expense and depreciation and amortization for the discontinued operations).

Reconciliation of EBITDA to the net income is presented below:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Net income	$870	$6,093	$1,858	$2,712
Add: Interest expense, net	2,267	1,765	5,968	5,060
Add: Income tax provision	501	540	1,443	1,222
Add: Depreciation and amortization	2,917	3,385	8,933	9,963

EBITDA	$6,555	$11,783	$18,202	$18,957

Reading International, Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(U.S. dollars in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenue
Cinema	$29,110	$21,806	$79,651	$68,269
Real estate	3,449	2,512	11,023	8,528
	32,559	24,318	90,674	76,797
Operating expense
Cinema	20,983	16,088	59,033	51,732
Real estate	2,280	2,161	6,145	5,628
Depreciation and amortization	2,917	3,385	8,933	9,963
General and administrative	3,870	3,047	11,425	9,489
	30,050	24,681	85,536	76,812

Operating income (loss)	2,509	(363)	5,138	(15)

Other income (expense)
Interest income	329	70	558	157
Interest expense	(2,596)	(1,835)	(6,526)	(5,217)
Net loss on sale of assets	--	--	(185)	(8)
Other income (expense)	707	209	435	(937)
Income (loss) before minority interest expense, income tax expense, and equity earnings of unconsolidated joint ventures and entities	949	(1,919)	(580)	(6,020)
Minority interest expense	(162)	(153)	(657)	(425)
Income (loss) from continuing operations	787	(2,072)	(1,237)	(6,445)
Gain on sale of a discontinued operation	--	--	1,912	--
Income (loss) before income tax expense and equity earnings of unconsolidated joint ventures and entities	787	(2,072)	675	(6,445)
Income tax expense	(501)	(540)	(1,443)	(1,222)
Income (loss) before equity earnings of unconsolidated joint ventures and entities	286	(2,612)	(768)	(7,667)
Equity earnings of unconsolidated joint ventures and entities	584	5,263	2,626	6,937
Gain on sale of unconsolidated joint venture	--	3,442	--	3,442
Net income	$870	$6,093	$1,858	$2,712

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$0.04	$0.27	$(0.01)	$0.12
Earnings from discontinued operations	--	--	0.09	--
Basic earnings per share	$0.04	$0.27	$0.08	$0.12
Weighted average number of shares outstanding – basic	22,487,943	22,413,995	22,486,395	22,425,941
Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$0.04	$0.27	$(0.01)	$0.12
Earnings from discontinued operations	--	--	0.09	--
Diluted earnings per share	$0.04	$0.27	$0.08	$0.12
Weighted average number of shares outstanding – diluted	22,761,270	22,616,560	22,486,395	22,628,505

Reading International, Inc. and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(U.S. dollars in thousands)
	September 30, 2007	December 31, 2006
ASSETS
Current Assets:
Cash and cash equivalents	$27,148	$11,008
Receivables	4,484	6,612
Inventory	531	606
Investment in marketable securities	4,575	8,436
Restricted cash	243	1,040
Prepaid and other current assets	2,074	2,589
Total current assets	39,055	30,291
Land held for sale	1,955	--
Property held for development	10,951	1,598
Property under development	64,267	38,876
Property & equipment, net	180,330	170,667
Investment in unconsolidated joint ventures and entities	15,670	19,067
Investment in Reading International Trust I	1,547	--
Goodwill	19,006	17,919
Intangible assets, net	7,903	7,954
Other assets	6,125	2,859
Total assets	$346,809	$289,231

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$11,542	$13,539
Film rent payable	3,504	4,642
Notes payable – current portion	2,081	2,237
Note payable to related party – current portion	5,000	5,000
Current tax liabilities	4,401	9,128
Deferred current revenue	2,144	2,565
Other current liabilities	239	177
Total current liabilities	28,911	37,288
Notes payable – long-term portion	110,508	113,975
Note payable to related parties	9,000	9,000
Subordinated debt	51,547	--
Noncurrent tax liabilities	5,082	--
Deferred non-current revenue	589	528
Other liabilities	15,249	18,178
Total liabilities	220,886	178,969
Commitments and contingencies	--	--
Minority interest in consolidated affiliates	2,453	2,603
Stockholders’ equity:
Class A Nonvoting Common Stock, par value $0.01, 100,000,000 shares authorized, 35,575,927 issued and 20,998,703 outstanding at September 30, 2007 and 35,558,089 issued and 20,980,865 outstanding at December 31, 2006	216	216
Class B Voting Common Stock, par value $0.01, 20,000,000 shares authorized and 1,495,490 issued and outstanding at September 30, 2007 and December 31, 2006	15	15
Nonvoting Preferred Stock, par value $0.01, 12,000 shares authorized and no outstanding shares	--	--
Additional paid-in capital	131,711	128,399
Accumulated deficit	(48,709)	(50,058)
Treasury shares	(4,306)	(4,306)
Accumulated other comprehensive income	44,543	33,393
Total stockholders’ equity	123,470	107,659
Total liabilities and stockholders’ equity	$346,809	$289,231